Exhibit 4(B)
TERMS OF THE MANDATORY CONVERTIBLE NOTES
The terms and conditions (each a “Condition”, and together the “Terms of the Notes”) of the 9 per cent. Mandatory Convertible Notes due 2010, issued in the form of notes (the “Notes”) and mandatorily convertible into registered shares of, and unconditionally and irrevocably guaranteed by, UBS AG (as further defined below, the “Shares”), in the aggregate principal amount of Swiss Francs (“CHF”) 13,000,000,000 (thirteen billion Swiss Francs), established pursuant to certain purchase agreements among UBS Convertible Securities (Jersey) Ltd. (the “Issuer”), UBS AG (the “Guarantor” or “UBS AG”), and the purchasers named therein. Terms used herein have the meaning ascribed to them in Condition 18:
1	Form and Denomination, Printing and Delivery of the Notes
(a)	The aggregate principal amount of the Notes is divided into Notes with denominations of CHF 100,000,000 (one hundred million Swiss Francs) each. The Notes entitle the Holders and, in certain circumstances, the Issuer to convert at any time during the Conversion Period, and require the Issuer to convert on the Maturity Date, any Notes outstanding and not yet converted on such date, into Shares in accordance with the Terms of the Notes. The Notes may not be redeemed for cash.
(b)	The Notes and all rights in connection therewith are documented in the form of a Permanent Global Certificate until exchanged at the option of the Issuer for individually certificated Notes pursuant to Condition 1(e). Each Holder retains a quotal co-ownership interest (Miteigentumsanteil) in the Permanent Global Certificate to the extent of his claim against the Issuer. Except as provided below, no printing of individually certificated Notes will occur and no Holder will have the right to request printing and delivery of individually certificated Notes.
(c)	The Permanent Global Certificate will be deposited by or on behalf of the Issuer with SIS and shall remain in safekeeping with SIS during the entire duration of the issue and until the complete conversion of the Notes or exchange for individually certificated Notes.
(d)	Holders do not have at any time the right to demand the delivery of individually certificated Notes. However, if UBS AG, acting as Paying and Conversion Agent, determines that printing of individually certificated Notes is necessary or desirable or if, under Swiss law, the enforcement of obligations under the Notes may only be ensured by means of individually certificated Notes, UBS AG, acting as Paying and Conversion Agent, shall, without any costs to the Holders, arrange for the printing and delivery of such individually certificated Notes to Holders.

(e)	Individually certificated Notes which are mutilated, lost or destroyed may, in accordance with applicable legal procedures, be replaced, at the Specified Office of UBS AG, acting as Paying and Conversion Agent, upon payment by the respective Holder of such costs as may be incurred in connection therewith, and on such terms as to evidence and indemnity as UBS AG may reasonably require and, in the case of mutilation, upon surrender of the mutilated, individually certificated Notes.
(f)	Should individually certificated Notes be printed, such Notes will not be issued in bearer form but exclusively in registered form for U.S. tax purposes, whereby, inter alia, title will pass exclusively by registration of the Holders in a noteholders’ register (the “Register”) to be established and maintained by a registrar (the “Registrar”) appointed by the Issuer and acting on its behalf and duly notified to the Holders in accordance with Condition 12. Should such individually certificated Notes be printed, individually certificated coupons will not be printed. The Holders will be required to present the individually certificated Notes to the Issuer in order to claim payments of interest.
(g)	Should individually certificated Notes be printed, the Notes may be transferred only by lodging the individually certificated Notes at the specified office of the Registrar. No transfer of Notes will be valid unless and until entered into the Register. A Note may be registered only in the name of, and transferred to, a named person.
(h)	The expression “Note(s)” shall refer to quotal co-ownership interests in the Permanent Global Certificate together with all rights thereby evidenced, and the expression “Holder” shall refer to any person entitled to such quotal co-ownership interests and rights.
2	Coupon Payments
(a)	Payment of Coupon Amount
(i)	Each Note entitles the Holder thereof to receive in accordance with and subject to Conditions 2 (a) (ii), 2 (a) (iii) and 2 (b), interest in an amount per annum that is equal to 9 per cent. of the principal amount of such Note, payable annually in arrear on each Coupon Payment Date (the Swiss Franc amount in respect of each Note so calculated being the “Coupon Amount”).
(ii)	Payment of the Coupon Amount on each Coupon Payment Date is at the discretion of the Issuer, provided that, subject to Condition 2 (b), the Issuer shall be required to pay the Coupon Amount in full on any Coupon Payment Date if during the previous twelve (12) months UBS AG has:
(A)	paid any dividend, interest or similar payments to holders of Junior Instruments; or

(B)	paid any dividend, interest or similar payments to holders of Parity Instruments; or
(C)	redeemed, repurchased or otherwise acquired any Junior Instruments or Parity Instruments for any consideration (or any monies are paid to or made available for a sinking fund for, or for redemption of, any such securities), other than in connection with: (w) transactions in securities effected by or for the account of customers of UBS AG or any of its subsidiaries or in connection with the distribution or trading of, or market making in respect of, Junior Instruments or Parity Instruments; (x) the satisfaction by UBS AG or any of its subsidiaries of its obligations under any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants; (y) a reclassification of the capital stock of UBS AG or any of its subsidiaries or the exchange or conversion of one class or series of such capital stock for another class or series of such capital stock; or (z) the purchase of fractional interests in shares of the capital stock of UBS AG or any of its majority-owned subsidiaries pursuant to the provisions of any security being converted into or exchanged for such capital stock.
(iii)	The entitlement of the Holder of any Note to receive Coupon Amounts, subject to Conditions 2 (a) (ii) and 2 (b), will:
(A)	in the case of the voluntary conversion of such Note at the option of the Holder pursuant to Condition 3 (c), cease from the Coupon Payment Date immediately preceding the relevant Conversion Date or, if converted such that the relevant Conversion Date falls prior to the first Coupon Payment Date, from the Payment Date; or
(B)	in case of an early conversion pursuant to Condition 3 (b) or Condition 3 (d), include accrued and unpaid Coupon Amounts to but excluding the Conversion Date plus the Net Present Value Amounts, as further provided in Condition 3 (b) or Condition 3 (d); or
(C)	upon conversion at the Maturity Date include the entitlement to receive the Coupon Amount in relation to the Interest Period immediately preceding the Maturity Date; or
(D)	in case of an accelerated conversion pursuant to Condition 9, include accrued and unpaid Coupon Amounts to but excluding the Conversion Date plus the Net Present Value Amounts, as further provided in Condition 9;
provided in each case that if the delivery of the Shares or payment of any amount due is improperly withheld or refused, the entitlement to receive the Coupon Amount will continue until the day on which all Shares and all sums due in respect of such Note up to that day are received by or on behalf of the relevant Holder.
(iv)	The amount of the Coupon Amount payable in respect of any period which is not a full Interest Period shall be calculated on an actual/actual basis, i.e., on the basis of the actual number of days in the relevant period from (and including) the first day of such period to (but excluding) the last day of such period divided by the number of days from (and including) the immediately preceding Coupon Payment Date (or, if none, the Payment Date) to (but excluding) the next Coupon Payment Date.
(b)	No Payment of Coupon Amount

The Issuer is not entitled to and will not pay any Coupon Amount scheduled for payment on any Coupon Payment Date in accordance with Condition 2 (a) or the Net Present Value Amounts payable on any scheduled payment date if and to the extent:
(i)	the aggregate amount of (x) all Coupon Amounts payable on such Coupon Payment Date, and/or as the case may be the aggregate accrued and unpaid Coupon Amounts and Net Present Value Amounts payable on the relevant scheduled payment date, together with the amount of any distributions or dividends paid or scheduled to be paid to holders of Parity Instruments and Junior Instruments on such Coupon Payment Date or scheduled payment date, as the case may be, and (y) all other payments (other than redemption payments) made since the date of the most recent audited accounts of UBS AG on or in respect of any Parity Instruments or Junior Instruments, in each case to the extent that such payments have not already been accounted or provided for in determining Distributable Profits, would exceed the amount of the Distributable Profits of UBS AG in its most recent audited unconsolidated (parent company) accounts; and
(ii)	either at the time of such payment or immediately thereafter (giving effect to such payment only), the Solvency Condition would not be fulfilled or UBS AG would be in breach of the applicable regulatory capital requirements of the Swiss Federal Banking Commission, whether general or specific to UBS AG.
If a Coupon Amount is not due and payable because the Issuer shall have exercised its discretion not to make payment in respect thereof pursuant to Condition 2 (a) (ii) or because the Issuer is not entitled to make such payment pursuant to this Condition 2 (b), or if the Net Present Value Amounts are not payable pursuant to this Condition 2 (b), the Issuer shall notify the Holders thereof at least twenty (20) Business Days prior to the relevant Coupon Payment Date or, in the case of accrued and unpaid Coupon Amounts and Net Present Value Amounts due on any date other than a Coupon Payment Date, as soon as reasonably practicable, such notice to be given in accordance with Condition 13. Claims for any such Coupon Amount not paid by the Issuer shall irrevocably terminate and the Holders of Notes shall no longer be entitled thereto. Non-payment by the Issuer of any

Coupon Amount or Net Present Value Amounts pursuant to this Condition 2 (b) shall not constitute an Accelerated Conversion Event.
(c)	Adjustment of Conversion Price in case of Non-Payment of Coupon Amount
In the event of non-payment of a Coupon Amount and/or Net Present Value Amounts pursuant to Condition 2 (a) (ii) or Condition 2 (b), the Minimum Conversion Price and Maximum Conversion Price shall each be adjusted by being divided by one plus the fraction having as its numerator (i) the amount of the unpaid Coupon Amount and/or Net Present Value Amounts per Note divided by the Maximum Conversion Ratio, and having as its denominator (ii) the arithmetic average of the VWAP of the Shares on the Relevant Exchange on each of the five consecutive Trading Days beginning on the third Trading Day immediately following the giving of notice by the Issuer to Holders that any scheduled payment of a Coupon Amount and/or Net Present Value Amounts will not be made.
3	Conversion, Purchase and Cancellation
The Notes shall not be redeemed nor be redeemable for cash in any circumstances other than in accordance with Condition 10.
Each conversion will be effected by reference to article 4a para. 3 of the articles of incorporation of UBS AG to create new Shares thereunder.
(a)	Mandatory Conversion on Maturity Date
Unless previously converted, or purchased and cancelled as provided in paragraph (f) below, each Note will be converted on the Maturity Date into such number of Shares as is equal to the Maturity Conversion Ratio, provided that if a Holder holds more than one Note, the number of Shares to be delivered upon conversion will be calculated by reference to the aggregate number of Notes held by such Holder, rounded down, if necessary, to the nearest whole number of Shares.
The Maturity Conversion Ratio shall be calculated as the arithmetic average of the fifteen (15) Conversion Ratios, unless otherwise provided herein, calculated on the basis of the VWAP of the Shares on each of the fifteen (15) consecutive Trading Days ending on the third (3rd) Trading Day prior to the Maturity Date (in each case calculated to five decimal places, with 0.000005 being rounded down)
The Conversion Ratio for each such Trading Day shall be determined as follows:
(i)	if the VWAP on any such Trading Day is less than or equal to the Minimum Conversion Price, the Conversion Ratio for such Trading Day shall be equal to the principal amount of one Note divided by the Minimum Conversion Price (the “Maximum Conversion Ratio”);

(ii)	if the VWAP on any such Trading Day is greater than or equal to the Maximum Conversion Price, the Conversion Ratio for such Trading Day shall be equal to the principal amount of one Note divided by the Maximum Conversion Price (the “Minimum Conversion Ratio”); and
(iii)	if the VWAP on any such Trading Day is greater than the Minimum Conversion Price but less than the Maximum Conversion Price, the Conversion Ratio for such Trading Day shall be equal to the principal amount of one Note divided by the VWAP on such Trading Day.
Fractions of Shares will not be delivered and no payment of cash shall be made in respect thereof.
(b)	Early Conversion at the Option of the Issuer
Subject to a period of at least twenty (20) days’ and not more than thirty (30) days’ prior notice to the Holders given pursuant to Condition 13, which notice shall be irrevocable, the Issuer may convert all but not some only of the Notes into Shares at any time during the Conversion Period, but not within three (3) Trading Days prior to a shareholders’ meeting of UBS AG, at the Maximum Conversion Ratio provided that this option may only be exercised if (i) the limitations set forth in Condition 2 (b) in respect of the payment of any Coupon Amounts and Net Present Value Amounts will not apply and (ii) the Shares to be delivered thereupon have the same entitlements (including dividends) as the other outstanding Shares.
Upon such conversion Holders shall receive (i) the number of Shares equal to the Maximum Conversion Ratio, provided that if more than one Note is converted by the same Holder, the number of Shares to be delivered upon conversion will be determined by reference to the aggregate number of Notes held by such Holder, (ii) accrued and unpaid Coupon Amounts to but excluding the Conversion Date and (iii) the Net Present Value Amounts, which shall be payable three (3) Business Days following the relevant Conversion Date.
Fractions of Shares will not be delivered and no payment of cash shall be made in respect thereof.
(c)	Voluntary Conversion at the Option of the Holders
Each Note will be convertible at the option of a Holder at any time during the Conversion Period at the Minimum Conversion Ratio. The number of Shares to be delivered upon such conversion will be determined by reference to the aggregate number of Notes deposited by such Holder at any time.
Fractions of Shares will not be delivered and no payment shall be made in respect thereof.

(d)	Early Conversion at the Option of Holders upon a Change of Control
In the event of a Change of Control of UBS AG, a Holder may, during the period of thirty (30) days commencing on the occurrence of the Change of Control (the “Change of Control Conversion Period”), convert the Notes into Shares at the Maturity Conversion Ratio (for these purposes calculated on the basis of the arithmetic average of the VWAP on each of the five (5) Trading Days ending on the Trading Day preceding the relevant Conversion Date).
Holders who have converted Notes pursuant to this Condition 3 (d) will, subject to Condition 2 (b), also be entitled to receive (i) accrued and unpaid Coupon Amounts to but excluding the Conversion Date and (ii) the Net Present Value Amounts, which shall be payable three (3) Business Days following the relevant Conversion Date. Fractions of Shares will not be delivered and no payment shall be made in respect thereof.
Upon the occurrence of a Change of Control, UBS AG shall promptly notify the Holders of such occurrence.
A “Change of Control” occurs when
(i)	any person, directly or indirectly or acting in concert with third parties, acquires equity securities of UBS AG which, added to equity securities of UBS AG already owned, exceed the threshold of 33 1/3 per cent. of the voting rights of UBS AG whether or not such rights are exercisable; or
(ii)	an offer to acquire all of the Shares has become unconditional in all respects (excluding any conditions subsequent), provided that the Shares tendered together with the equity securities of UBS AG already held by the offeror (whether directly, indirectly or in concert with third parties) exceed the threshold of 33 1/3 per cent. of the voting rights of UBS AG whether or not such voting rights are exercisable; or
(iii)	UBS AG consolidates with or merges into any other person save where, following such consolidation or merger, the shareholders of UBS AG immediately prior to such consolidation or merger, hold fifty (50) per cent. or more of the voting rights (whether exercisable or not) of such other corporation; or
(iv)	all or substantially all of the properties or assets of UBS AG and its subsidiaries taken as a whole are sold or disposed of, directly or indirectly.
(e)	Conversion Procedures
(i)	Conversion Notices

To exercise the right to convert all or any Notes pursuant to Conditions 3 (c) or 3 (d), a Holder must deposit during the Conversion Period a duly completed notice of conversion in the form set forth in Schedule 1 hereto (the “Conversion Notice”) together with the relevant individually certificated Note(s) or, if no individually certificated Notes have been printed, reasonable clearing instructions to the Paying and Conversion Agent allowing for a transfer of the relevant Note(s) through SIS to the Paying and Conversion Agent. A Conversion Notice, once duly completed and deposited as aforesaid, shall be irrevocable without the consent of the Issuer. Notes duly presented and/or transferred for conversion shall be cancelled in their entirety by the Paying and Conversion Agent and, upon delivery of the relevant Shares and (in the case of conversion pursuant to Condition 3 (d)) payment of the relevant accrued and unpaid Coupon Amount and Net Present Value Amounts, shall be considered redeemed.
Conversion rights may be exercised only in respect of the whole of the principal amount of a Note.
A Conversion Notice shall be deemed to be presented if received before 4.00 p.m. CET on a Business Day at the Specified Office of the Paying and Conversion Agent. Any Conversion Notice presented after 4.00 p.m. CET on a Business Day or on a day that it not a Business Day will be deemed to have been received on the following Business Day.
(ii)	Delivery of Shares
The Shares to be delivered upon conversion of Notes in accordance with this Condition 3 will be new Shares to be issued from the conditional capital of UBS AG with the same entitlements and subject to the same restrictions as the other outstanding Shares as of the Conversion Date. Upon delivery of the new Shares, the Holder is entitled to receive dividends, pre-emptive rights and other rights pertaining to the new Shares provided such delivery takes place on or before the last Business Day prior to the Ex-Date. “Ex-Date” means the day on which the Shares are traded on the Relevant Exchange “ex-dividend” or “ex-right”.
As soon as practicable, and in any event not later than the date falling three (3) Trading Days after the relevant Conversion Date, the Issuer will effect delivery of the Shares through SIS or any other appropriate settlement organisation in accordance with directions given by the relevant Holder in the relevant Conversion Notice or otherwise available to the Issuer. At the time of such delivery of the Shares, the then valid share registration rules of UBS AG will apply.

(iii)	Taxes and other Costs
Any Swiss Federal Stamp Duty, if due, as well as the fee of the Relevant Exchange, if any, payable upon issue and/or the delivery of the Shares upon the conversion of Notes will be paid or reimbursed by the Issuer. The Issuer will, however, not pay (i) any tax payable in connection with any subsequent sale or transfer of Shares by the holder thereof or (ii) any tax or other cost (other than Swiss Federal Stamp Duty) payable in connection with the sale, transfer or delivery of Share(s) in or to a country other than Switzerland or Jersey, which shall be borne by the Holder of the relevant Notes.
(f)	Purchase and Cancellation
The Issuer and the Guarantor and any of their respective subsidiaries may at any time purchase Notes, in the open market or otherwise. Any purchase shall be made in accordance with applicable laws or regulations, including (without limitation) applicable stock exchange regulations.
Any Note purchased by the Issuer or the Guarantor or any of their subsidiaries may be held, resold or surrendered for cancellation. All Notes which are converted or which are surrendered for cancellation, shall forthwith be cancelled. All Notes so cancelled shall be forwarded to the Specified Office of the Paying and Conversion Agent and cannot be reissued or resold.
4	Payments
The Issuer will make payment of the Coupon Amount, if any, and any other payments in cash to be made under the Notes to the Holders through the Paying and Conversion Agent, irrespective of any future transfer restrictions and notwithstanding any bilateral or multilateral payment or clearing agreement which may be applicable at the time of such payments. If the due date for any payment by the Issuer does not fall on a Business Day, the Issuer undertakes to effect payment through the Paying and Conversion Agent for value the Business Day immediately following such due date and Holders will not be entitled to any additional sum in relation thereto.
The Issuer undertakes that payments shall be made in freely disposable Swiss Francs without collection cost to the Holders, and, unless otherwise provided for by applicable law and subject to Condition 7, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Holders and without requiring any affidavit or the fulfillment of any other formality.
If printed, individually certificated Notes must be delivered and, if appropriate, surrendered in order to receive payment.

5	Statute of Limitations
Claims for payment of Coupon Amounts and any other amounts payable in respect of the Notes or for the delivery of the Shares, respectively, cease to be enforceable by legal action in accordance with the applicable Swiss statute of limitations, presently after ten (10) years (in case of claims for the delivery of the Shares) and five (5) years (in the case of claims for the payment of Coupon Amounts) from their relevant due dates for payment and/or delivery.
6	Adjustments to the Conversion Price
Any adjustment to the Conversion Price in accordance with this Condition 6 will be made in relation to the Maximum Conversion Price and the Minimum Conversion Price and will thereby result in an adjustment of the Maximum Conversion Ratio and the Minimum Conversion Ratio.
(a)	Events leading to Adjustments to the Conversion Price
(i)	Increase of share capital by means of capitalization of reserves, profits or premiums by distribution, division or consolidation of Shares
In the event of a change in UBS AG’s share capital by means of capitalization of reserves, profits or premiums, by means of the distribution of Shares, and in the event of division or consolidation of Shares, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such change by the result of the following formula:
NOld / NNew
where:
NOld          is the number of Shares existing before the change in share capital; and
NNew          is the number of Shares existing after the change in share capital;
provided, however, that no such adjustment shall be made under this Condition 6(a)(i) in respect of any dividend or distribution that is to be taken into account for the purposes of determining whether or not a Capital Distribution has been paid or made.
Such adjustment shall become effective on the date on which the Shares are traded ex-Shares (or similar) on the Relevant Exchange.

(ii)	Issues of Shares or Other Securities by way of conferring subscription or purchase rights
If (a) UBS AG grants to holders of Shares any rights or options, warrants or other rights to subscribe for or acquire Shares, Other Securities or securities convertible or exchangeable into Shares or Other Securities or (b) any third party with the agreement of UBS AG issues to holders of Shares any rights, options or warrants to purchase any Shares, Other Securities or securities convertible or exchangeable into Shares or Other Securities (the rights referred to in (a) and (b) collectively and individually being the “Purchase Rights”), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the result of the following formula:
(Pcum - R) / Pcum
where
Pcum is the Closing Price of one Share on whichever is the later of (x) the last Trading Day preceding the date on which the Shares are first traded ex-Purchase Rights on the Relevant Exchange following the relevant issue or grant or (y) the Trading Day when the price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day; and
R     is the value of the Purchase Right relating to one Share or Other Security, such value to be calculated as follows:
(A)	in the event that the Purchase Rights relate to Shares:
R = Pcum - TERP
where:
TERP =     (NOld x Pcum + NNew x (Prights + Div)) / (NOld + NNew)
and:
TERP     is the theoretical ex-rights price; and
NOld is the number of Shares existing before the change in share capital; and
NNew is the number of Shares being newly issued; and
Prights is the price at which one new Share can be subscribed, exercised or purchased for; and

Div   is the amount (in Swiss Francs) by which the dividend entitlement per existing Share exceeds the dividend entitlement per new Share, (x) if dividends have already been proposed to the general meeting of shareholders but not yet paid, based on the proposed dividend amount, or (y) if dividends have not yet been proposed based on the last paid dividend;
provided, however, that no such adjustment shall be made if the subscription or purchase price at which one new Share can be subscribed or purchased is at least 95 per cent. of the Closing Price of one Share on whichever is the later of (x) the last Trading Day preceding the date on which the Shares are first traded ex-Purchase Rights on the Relevant Exchange following the relevant issue or grant or (y) the Trading Day when the price for the Purchase Right is announced, or, if the day the subscription or purchase price is announced is not a Trading Day, the next following Trading Day;
(B)	in the event the Purchase Rights relate to Other Securities or to securities convertible or exchangeable into Shares or Other Securities and where such Purchase Rights, or Other Securities are traded on a regulated stock exchange in Switzerland, the European Union, the United States of America, Canada or Japan:
R = Nrights x Prights
where:
Nrights is the number of Purchase Rights granted per Share; and
Prights is the average of the last paid prices (in Swiss Francs) (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) on a spot basis of one Purchase Right on all Trading Days of such rights or, if the subscription period or purchase period in respect thereof is longer than ten (10) Trading Days, the average of the last paid prices (or, if no dealing is recorded, the arithmetic mean of the bid and offered prices) on a spot basis on the first ten (10) Trading Days.
(C)	in all other cases where neither of the previous paragraphs (A) or (B) is applicable:

R will be determined by the Issuer in consultation with the Guarantor.
Such adjustment shall become effective (i) in the case of Condition 6 (a) (ii) (A), on the date on which the Shares are traded ex-Purchase Rights on the Relevant Exchange or, if the subscription or exercise price is announced only at a later time, one Trading Day after the announcement of the price for the Purchase Right, (ii) in the case of Condition 6 (a) (ii)

(B), one(1) Trading Day after (x) the end of the subscription or purchase period or (y) the tenth (10th) day of the subscription or purchase period, whichever is sooner, and (iii) in the case of Condition 6 (a) (ii) (C), on the date determined by the Issuer in consultation with the Guarantor.
(iii)	Capital Distributions
(A)	If and whenever UBS AG shall pay or make any Capital Distribution to shareholders of UBS AG, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

A — B A

where:
A	is the average of the daily VWAP on each of the five consecutive Trading Days commencing on the first date on which the Shares are traded ex the relevant Capital Distribution on the Relevant Exchange; and

B	is the portion of the Fair Market Value of the aggregate Capital Distribution attributable to one Share.
Such adjustment shall become effective on the Effective Date or, if later, the first date upon which the Fair Market Value of the relevant Capital Distribution is capable of being determined as provided herein.
“Capital Distribution” means any Dividend (the “Relevant Dividend”) paid or made in respect of a fiscal year of UBS AG (the “Relevant Fiscal Year”) if the sum of:
(i)	the Fair Market Value of the Relevant Dividend per Share; and
(ii)	the aggregate of the Fair Market Value of any other Dividend per Share paid or made in respect of the Relevant Fiscal Year (disregarding for such purpose any amount previously determined to be a Capital Distribution in respect of the Relevant Fiscal Year), such sum being the “Current Year’s Dividend”, exceeds the Threshold Amount, and in such case the amount of the relevant Capital Distribution shall be the amount by which the Current Year’s Dividends exceeds the Threshold Amount.

“Effective Date” means the first date on which the Shares are traded ex-the relevant Dividend on the Relevant Exchange.
“Threshold Amount” means CHF 2.20 per Share.
(B)	For the purposes of the above, Fair Market Value shall (subject as provided in the definition of “Dividend”) be determined as at the Effective Date.
(C)	In making any calculations for the purposes of this Condition 6(a)(iii), such adjustments (if any) shall be made as the Issuer in consultation with the Guarantor may determine in good faith to be appropriate to reflect (i) any consolidation or sub-division of any Shares or the issue of Shares by way of capitalization of profits or reserves (or any like or similar event) or any increase in the number of Shares in issue in relation to the fiscal year of UBS AG in question, or (ii) any change in the fiscal year of UBS AG. For purposes hereof, any adjustment in relation to a Capital Distribution shall be made irrespective of any adjustment of the Conversion Price pursuant to Condition 2 (c).
(iv)	Consolidations, Mergers
In the event of any consolidation of UBS AG with, or merger of UBS AG into, any other company where UBS AG is not the continuing entity or the acquisition of the legal or beneficial ownership of all or substantially all of the assets owned by UBS AG, either directly or indirectly, by one or more persons, the Issuer and the Guarantor shall (as far as legally possible) ensure that each Note shall be convertible into the number of shares (or other equity securities, including depositary receipts issued for the same) and any other consideration (including cash) issued or delivered to the holder of the number of Shares into which such Note could have been converted upon exercise of the Conversion Rights by the Holder of such Note immediately prior to one of the aforementioned events. Thereafter, the adjustment provisions of this Condition 6 (a) shall apply mutatis mutandis in respect of such shares or other equity securities and references to Shares in these Terms of the Notes shall be construed as references to such shares or other equity securities.
(v)	Other Events
If the Issuer or the Guarantor determines, after consultation with the Majority Holders, that notwithstanding sub-paragraphs (i) to (iii) of this Condition 6 (a) an adjustment should be made to the Conversion Price as a result of one or more events or circumstances not referred to in this Condition 6 (a) or circumstances have arisen which might have an adverse effect on the right to convert Notes and no adjustment to the Conversion Price under this Condition 6 (a) would otherwise arise, the Issuer and the Guarantor shall engage the advice or services of a Common Expert to determine as soon as practicable what adjustment, if any, to the Conversion Price or amendment, if any, to the terms of this Condition 6 is fair and reasonable to take account thereof and the date on which such adjustment or amendment should take effect. The Issuer shall promptly notify the Holders of any event or circumstance contemplated by this Condition 6(a)(v).
(b)	Calculation of Adjustments
(i)	Each determination and adjustment to be made pursuant to Condition 6 (a) (including but not limited to the determination of the Fair Market Value as defined in Condition 18) shall be calculated in good faith by the Issuer in consultation with the Guarantor. If any doubt shall arise as to whether an adjustment is to be made to the Conversion Price or as to the appropriate adjustment to the Conversion Price (including, without limitation, as to the appropriate determination of any calculation, factor or element), and following consultation between the Issuer, the Guarantor and a Common Expert, a written opinion of such Common Expert in respect thereof shall be conclusive and binding on all parties, save in the case of manifest error.
(ii)	In the case of any adjustment, the resulting Conversion Price, if not an integral multiple of CHF 0.01, shall be rounded down to the nearest multiple of CHF 0.01.

(iii)	The Issuer will give notice to the Holders in accordance with Condition 13:
(A)	not less than twenty (20) days before the earlier of (x) the date fixed for participation in, and the date on which any relevant resolution is to be submitted to the shareholders of UBS AG for approval in respect of, any issue, grant or distribution as described in sub-paragraphs (a) (i), (ii) or (iii) of this Condition 6, or (y) the date of any other publicly announced event which would give rise to an adjustment to the Conversion Price as described above, or (z) the date of occurrence of any other publicly announced matter affecting the rights attaching to the Notes or the Shares as described; and
(B)	as soon as practicable after either the date on which any adjustment to the Conversion Price becomes effective or, if no adjustment is required, the date on which it is possible to determine that such is the case.
Any notice given pursuant to sub-paragraph (A) above shall give particulars of the relevant issue, grant, distribution or other such event (but only to the extent that such particulars are publicly available) and specify the date for participation therein and the adjusted Conversion Price (if then determinable).

Any notice given pursuant to sub-paragraph (B) above shall give particulars of the relevant adjustment (if any).
(c)	Events not Giving Rise to Adjustments

No adjustment to the Conversion Price will be made:

(i)	as a result of any issue or distribution of Shares or Other Securities if the pre-emptive right (Bezugsrecht) in respect thereof under the Swiss Federal Code of Obligations has been validly excluded by resolution of the general meeting of shareholders of UBS AG unless a pre-emptive right in respect thereof is granted to the shareholders of UBS AG by UBS AG or by a third party with the agreement of UBS AG, provided that the subscription or purchase price at which one new Share or Other Security can be subscribed or purchased is at least 95 per cent. of the arithmetic average of the VWAP on each of the five (5) Trading Days ending on the Trading Day preceding the date of announcement of such issue or distribution; or
(ii)	as a result of any issue of bonds convertible into Shares or bonds with options to subscribe for Shares, such issue being in connection with a conditional increase of the share capital of UBS AG, irrespective of whether in respect of such issue the advance subscription rights to acquire such bonds (Vorwegzeichnungsrecht) have been excluded or not, unless advance subscription rights have been granted and are traded on the Relevant Exchange or on the SWX, provided that the implied conversion price for such bonds is at least 95 per cent. of the arithmetic average of the VWAP on each of the five (5) Trading Days ending on the Trading Day preceding the date of announcement of such issue; or
(iii)	if Shares or Other Securities (including pre-emptive rights, options or warrants in relation to Shares or Other Securities) are issued, offered or granted to, or for the benefit of, directors, consultants or employees, or former directors or employees, of UBS AG or any of its subsidiaries or any associated company or to trustees to be held for the benefit of any such person in any such case pursuant to any employee share or option scheme, unless the usage of the conditional capital for the issuance of new Shares or Other Securities in relation to or under such scheme has not been approved by the shareholders of UBS AG; or
(iv)	if an increase in the Conversion Price, would result from such adjustment, except in the case of an exchange of the Shares for Other Securities or a consolidation of Shares; or
(v)	if the Conversion Price would fall below the nominal value of a Share. In this case, the Conversion Price will be adjusted to the nominal value of a Share; or
(vi)	in respect of any Capital Distribution where the Current Year’s Dividend does not exceed the Threshold Amount.
(d)	Maximum Conversion Price Reset

Following and in addition to any other adjustment if, at any time prior to 10 December 2008, UBS AG issues in one or more transactions:

(i)	Shares (or other equity securities having essentially the same economic characteristics as the Shares) at an issue price per Share (or other equity security) below the Reference Share Price, other than Shares issued upon conversion or exercise of any securities or options; or
(ii)	convertible securities with an initial conversion price below the Reference Share Price; or

(iii)	mandatory convertible securities (or equivalent instruments) which
(x)	bear interest at a rate in excess of 9 per cent. per annum and the maximum conversion price of the new issue is equal to or higher than the Maximum Conversion Price; or
(y)	bear interest at a rate equal to or less than 9 per cent. per annum and the maximum conversion price of the new issue is less than the Maximum Conversion Price; or
(z)	bear interest at a rate in excess of 9 per cent. per annum and the maximum conversion price of the new issue is less then the Maximum Conversion Price;
where the aggregate gross proceeds received by UBS AG from such transaction(s) exceeds CHF 5,000,000,000, then
(A)	in case of (i) and (ii) then the prevailing Maximum Conversion Price shall be reduced according to the following formula:

MCP(Adjusted) = MCP(Old) x RP(New) / RP(Old),

where

MCP(Adjusted)	is the adjusted Maximum Conversion Price; and

MCP(Old)	is the prevailing Maximum Conversion Price; and

RP(New)	is the issue price of the Shares or other equity securities (in the case of (i) above) or the conversion price (in the case of (ii) above); and

RP(Old)	is the Minimum Conversion Price;
(B)	in case of (iii) (x) the then prevailing Maximum Conversion Price shall be reduced according to the following formula:

MCP(Adjusted) = MCP(Old) x [1-[(Int(New) - 0.09) x D]]

where

MCP(Adjusted)	is the adjusted Maximum Conversion Price; and

MCP(Old)	is the prevailing Maximum Conversion Price; and

Int(New)	is the interest rate in the new issue of mandatory convertible securities (or equivalent instruments); and

D is the number of days to the Maturity Date divided by 365;
(C)	in the case of (iii) (y), the Maximum Conversion Price will be adjusted according to the following formula:

MCP(Adjusted) = MCP(Old) / 1.17 x [1 + (0.17 x MCP(New) / MCP(Old))]

where

MCP(Adjusted)	is the adjusted Maximum Conversion Price; and

MCP(Old)	is the prevailing Maximum Conversion Price; and

MCP(New)	is the maximum conversion price of the new issue; and
(D)	in the case of (iii) (z), the Maximum Conversion Price will be adjusted first in accordance with (C), and

then in accordance with (B) above;

provided that in no circumstances shall the Maximum Conversion Price be reduced below the prevailing Minimum Conversion Price.

Such reduction of the Maximum Conversion Price will take effect on the date on which the proceeds of the relevant issuance are received by UBS AG.
7	Payment of Additional Amounts, Taxation
All payments under the Notes with respect to Coupon Amounts and/or Net Present Value Amounts by or on behalf of the Issuer or the Guarantor, as the case may be, to the Holders shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Jersey or Switzerland, as the case may be, or any political sub-division thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event that any payments by or on behalf of the Issuer or the Guarantor, as the case may be, are required to be made subject to withholding or deduction for any such taxes, duties, assessments or governmental charges, the Issuer or the Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by a Holder after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by such Holder in respect of the relevant Notes in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable on account of any taxes, duties, assessments or governmental charges which:
(a)	are payable otherwise than by deduction or withholding from payments under these Terms of the Notes; or
(b)	are payable by reason of the Holder of a Note having, or having had, some personal or business connection with Jersey or Switzerland and not merely by reason of the holding of the Notes; or
(c)	are payable by reason of a change in law that becomes effective more than thirty (30) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 12, whichever occurs later; or
(d)	are required to be made or withheld or deducted on payments to individuals pursuant to European Council Directive 2003/48/EC (the “EU Savings Tax Directive”) or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any law implementing or complying with, or introduced to conform to, the EU Savings Tax Directive, including, but not limited to, the Agreement between the European Community and the Confederation of Switzerland dated as of 26th October 2004 (the Swiss Savings Tax Agreement) providing for measures equivalent to those laid down in the EU Savings Tax Directive or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, the Swiss Savings Tax Agreement.
Any reference in the Terms of the Notes to any amounts payable in respect of the Notes shall be deemed also to refer to any Additional Amounts in respect thereof which may be payable under this Condition 7.
8	Status
The Notes constitute direct, unconditional, unsecured and subordinated obligations of the Issuer, ranking junior to the claims of all secured or unsecured creditors of the Issuer but, subject to Condition 10, ranking senior to the shares of the Issuer, except for such preferences as are provided for by any mandatorily applicable provision of law.

9	Accelerated Conversion
Each of the following events (each event an “Accelerated Conversion Event”) shall give rise to the consequences set out in this Condition 9:
(a)	Non-Performance: there is a failure by the Issuer (under the Notes) or the Guarantor (under the Guarantee) (i) to pay any Coupon Amount or any Net Present Value Amounts when due and payable under the Terms of the Notes, or (ii), subject to Condition 10 (a), to deliver Shares upon conversion of any Notes, and in any such case such failure continues for a period of thirty (30) days; or
(b)	Breach of Other Obligations: the Issuer or the Guarantor does not perform or comply with any one or more of their other respective obligations under the Terms of the Notes or the Guarantee, respectively, and where such default is incapable of remedy or, if capable of remedy, is not remedied within sixty (60) days after notice of such default shall have been given by a Holder to the Issuer; or
(c)	Insolvency: the Issuer or the Guarantor is (or is deemed by law or a court to be) bankrupt or unable to pay its debts, stops or suspends payment of all or a material part of its debts, initiates or becomes subject to proceedings relating to itself under any applicable bankruptcy, liquidation, insolvency, composition (Nachlassvertrag), administration or insolvency law, proposes or makes a stay of execution, a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting any debts of the Issuer or the Guarantor and such moratorium adversely affects the interests of the Holders or any status, proceeding, proposal, arrangement or composition whatsoever analogous to the foregoing occurs in respect of the Issuer or the Guarantor; or
(d)	Cross-Default: the Issuer or the Guarantor fails to pay any amount due in respect of any other present or future loan or other indebtedness of the Issuer or the Guarantor for or in respect of borrowed money or any indemnity in respect of any borrowed money, in each case after any applicable grace period, provided that the aggregate amount of the amounts so due but unpaid equals or exceeds CHF 300,000,000 or its equivalent in another currency (on the basis of the middle spot rate for the relevant currency against the Swiss Franc as quoted by any leading bank at the place of payment of such debt on the day on which this paragraph operates, as determined in good faith by the Issuer in consultation with the Guarantor), provided that this Condition 9 (d) shall not apply if a competent court or the Swiss Federal Banking Commission has ordered that such amount should not be paid; or
(e)	the Shares are no longer listed on the SWX or any successor thereof, a recognized stock exchange in Switzerland, a regulated market in the European Union or a recognized stock exchange in the United States of America, Canada or Japan.

The Issuer will inform the Holders without delay that an event mentioned under paragraph (b), (c), (d) or (e) above has occurred.
If an Accelerated Conversion Event occurs, any Holder may serve a written notice upon the Issuer, such notice having the effect that from the Trading Day immediately following the date on which such notice is given the outstanding Notes held by such Holder shall be converted into Shares at the Maximum Conversion Ratio. Holders who have converted Notes pursuant to this Condition 9 will, subject to Condition 2 (b) also be entitled to receive (i) accrued and unpaid Coupon Amounts to but excluding the Conversion Date plus (ii) the Net Present Value Amounts.
10	Inability to Deliver Shares
(a)	Should the Issuer become bankrupt (as such term is defined in Article 8 of the Interpretation (Jersey) Law 1954) or otherwise be wound-up, the claim of the Holders against the Issuer for the delivery of Shares shall be converted into a direct claim of the Holders against the Guarantor for the delivery of Shares.
(b)	If upon liquidation due to insolvency (Bankenkonkurs; art. 33 et seq. of the Swiss Federal Banking Act) or the voluntary winding-up and liquidation, UBS AG becomes legally barred from creating and delivering or is unable to create and deliver Shares upon conversion of the Notes, the claims of the Holders against the Issuer under these Terms of the Notes or against the Guarantor under the Guarantee for the delivery of Shares shall be converted into a monetary claim against UBS AG that entitles the Holder to participate in the liquidation proceeds of UBS AG pro rata in accordance with the number of Shares to which such Holder would have been entitled in accordance with the Maximum Conversion Ratio.

Notwithstanding the above, but subject to Condition 2(b) and mandatory law, the claims of the Holders for the payment of any Coupon Amount and Net Present Value Amounts shall continue to exist for so long as the Shares have not been delivered upon conversion. Any such claims for Coupon Amounts and Net Present Value Amounts as well as any other claims for amounts due and payable shall comprise a claim in the liquidation proceeds of the Issuer for such amounts.
(c)	Save for such obligations as may be preferred by mandatory provisions of applicable law, the claims of a Holder against UBS AG pursuant to Condition 10(b) shall be subordinated as follows: (i) monetary claims in lieu of the delivery of Shares shall rank junior to the claims of all creditors of UBS AG and shall rank pari passu with the rights of the holders of Shares then in issue; and (ii) claims for any Coupon Amount and Net Present Value Amounts shall rank junior to all Senior Creditors, pari passu with other Parity Instruments, and senior to the holders of Shares and Junior Instruments.

11	Substitution of the Issuer
The Issuer may, without the consent of the Holders, at any time be substituted in respect of all rights and obligations arising under or in connection with the Notes by any non-Swiss company of which not less than 95 per cent. of the capital and voting rights are directly or indirectly held by the Issuer or the Guarantor (the “New Issuer”), provided that:
(a)	the New Issuer is in a position to fulfill all payment obligations arising from or in connection with the Notes in freely convertible Swiss Francs without any need to deduct or withhold any taxes or duties at source,
(b)	the New Issuer has obtained to this effect all necessary governmental authorizations of the country of its domicile or its deemed residence for tax purposes, and
(c)	the Guarantor has issued its irrevocable and unconditional guarantee as per Art. 111 of the Swiss Federal Code of Obligations (in the same form as set out in Condition 12) in respect to the obligations of the New Issuer under the Notes.
A notice of any such substitution shall be given to the Holders in accordance with Condition 13.
In the event of such substitution, any reference in the Terms of the Notes to the Issuer shall be deemed to refer to the New Issuer and any reference to Jersey (as far as made in connection with the Issuer) shall be deemed to refer to the country in which the New Issuer has its domicile or is deemed resident for tax purposes, as the case requires.
12	Guarantee

As security for the Notes, the Guarantor has issued the following unconditional and irrevocable Guarantee:
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Guarantee
(in the meaning of Article 111 of the Swiss Federal Code of Obligations, hereinafter called the “Guarantee”)
1.	Being informed that UBS Convertible Securities (Jersey) Ltd. (hereinafter called the “Issuer”), is issuing and selling 9 per cent. Mandatory Convertible Notes due 2010, mandatorily convertible into registered shares of UBS AG (the “Notes”), in the aggregate principal amount of CHF 13,000,000,000 (thirteen billion Swiss Francs) due 5 March 2010, UBS AG, Zurich, Switzerland (hereinafter called the “Guarantor”), hereby irrevocably and unconditionally guarantees to the holders of the Notes (hereinafter called the “Holders”) in accordance with Article 111 of the Swiss Federal

Code of Obligations, irrespective of the validity of the Notes, the purchase agreements entered into by the Issuer, the Guarantor and the purchasers named therein on or as of 18 February 2008 or any other agreement entered into in relation to the Notes (hereinafter called the “Agreements”) and waiving all rights of objection and defence arising from or under the Notes or the Agreements, the due payment of all amounts due and payable by the Issuer under and pursuant to the terms and conditions of the Notes (the “Terms of the Notes”) and, upon conversion of the Notes pursuant to the Terms of the Notes, the due delivery of the Shares. Accordingly, the Guarantor agrees to pay or deliver to the Holders within seven (7) days after the receipt by the Guarantor of a Holder’s first written demand for payment and confirmation in writing that an amount has become due and payable by the Issuer under the Notes and such amount remains unpaid, or that as a result of the conversion of the Notes Shares were required to be delivered by the Issuer but were not delivered, any amount due and payable and/or any number of Shares to be delivered by the Issuer under and pursuant to the Terms of the Notes. Demands for payment may be made by any Holder for sums due under the Notes with respect to Coupon Amounts and/or Net Present Value Amounts to the date of such payment and to any Additional Amounts (as defined in Clause 2 hereof) payable pursuant to the Terms of the Notes. The same applies by analogy to demands for delivery of Shares.
2.	All payments due under the Notes with respect to Coupon Amounts and/or Net Present Value Amounts by the Guarantor under this Guarantee to the Holders through the Paying and Conversion Agent shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Switzerland, as the case may be, or any political sub-division thereof or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event that any payments by or on behalf of the Guarantor are required to be made subject to withholding or deduction for any such taxes, duties, assessments or governmental charges, the Guarantor shall pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts received by a Holder after such withholding or deduction shall equal the respective amounts which would otherwise have been receivable by such Holder in respect of the relevant Notes in the absence of such withholding or deduction. However, no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:
(a)	are payable otherwise than by deduction or withholding from payments under this Guarantee; or
(b)	are payable by reason of the Holder of a Note having, or having had, some personal or business connection with Jersey or Switzerland and not merely by reason of the holding of the Notes; or
(c)	are payable by reason of a change in law that becomes effective more than thirty (30) days after the relevant payment becomes due, or is duly provided for and notice thereof is published in accordance with Condition 13 of the Terms of the Notes, whichever occurs later; or

(d)	are required to be made or withheld or deducted on payments to individuals pursuant to European Council Directive 2003/48/EC (the “EU Savings Tax Directive”) or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or any lay implementing or complying with, or introduced to conform to, the EU Savings Tax Directive, including, but not limited to, the Agreement between the European Community and the Confederation of Switzerland dated as of 26th October 2004 (the Swiss Savings Tax Agreement) providing for measures equivalent to those laid down in the EU Savings Tax Directive or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, the Swiss Savings Tax Agreement.
3.	Notwithstanding any other provision hereof, and to the extent an amount is not due and payable pursuant to the Terms of the Notes, the Guarantor shall not be obliged to make any payment under this Guarantee if and to the extent:
(i)	the aggregate amount of (x) all Coupon Amounts payable on such Coupon Payment Date and/or as the case may be the aggregate accrued and unpaid Coupon Amounts and Net Present Value Amounts payable on the relevant scheduled payment date, together with the amount of any distributions or dividends paid or scheduled to be paid to holders of Parity Instruments and Junior Instruments on such Coupon Payment Date or scheduled payment date, as the case may be, and (y) all other payments (other than redemption payments) made since the date of the most recent audited accounts of the Guarantor on or in respect of any Parity Instruments or Junior Instruments, in each case to the extent that such payments have not already been accounted or provided for in determining Distributable Profits, would exceed the amount of the Distributable Profits of the Guarantor in its most recent audited unconsolidated (parent company) accounts; and
(ii)	either at the time of such payment or immediately thereafter (giving effect to such payment only), the Solvency Condition would not be fulfilled or the Guarantor would be in breach of the applicable regulatory capital requirements of the Swiss Federal Banking Commission, whether general or specific to the Guarantor.
For the purposes of this Clause the following definitions shall apply:
“Distributable Profits” means, for any financial year of the Guarantor, profit that may be distributed in accordance with Swiss law and regulation then applicable. Currently, for any financial year of the Guarantor, distributable profits are equal to profit brought forward, plus profit for the period, minus appropriation to general statutory reserve, plus other reserves, each as shown in the audited unconsolidated balance sheet and statement of appropriation of retained earnings of the Guarantor and as determined in accordance with accounting standards applicable under Swiss law. The “appropriation to general statutory reserve” is under current law equal to up to 5 per cent. of annual profit to the extent the general reserves of the Guarantor do not equal 20 per cent. of the paid-in share capital plus 10 per cent. of the amount distributed as a dividend from profit for the period in excess of 5 per cent. of the par value of the Guarantor common shares;
“Junior Instruments” means (i) ordinary shares of the Guarantor, (ii) participation certificates of the Guarantor, if any and (iii) any class of preference shares, or any preferred securities or similar securities (that rank pari passu with preference shares), directly issued by the Guarantor and treated as paid-in capital, pursuant to Swiss banking laws and regulations;

“Parity Instruments” means any securities, obligations and other instruments which are (i) directly issued by the Guarantor (excluding Junior Instruments), or (ii) issued by any subsidiaries of the Guarantor (and entitled to the benefit of a guarantee or support agreement or similar undertaking of the Guarantor that ranks equally with the guarantees issued by the Guarantor in relation to Tier 1 Securities), and in each case qualify as Tier 1 Capital of the Issuer (without regards to quantitative limits), pursuant to Swiss banking laws and regulations;

“Solvency Condition” means, at any relevant time, the Guarantor is solvent by virtue of (i) its Assets exceeding its Liabilities (other than its Liabilities to persons who are not creditors) and (ii) the Guarantor being able to pay its debts as they fall due; for the purposes of this definition “Assets” means the total assets of the Guarantor, on an unconsolidated basis, as shown in the latest published audited balance sheet of the Guarantor, and “Liabilities” means the total liabilities of the Guarantor, on an unconsolidated basis, excluding shareholders’ equity, as shown in the latest published audited balance sheet of the Guarantor;

“Tier 1 Capital” means Core Capital which has the meaning ascribed to it under Swiss banking laws and the Swiss Federal Banking Commission’s regulatory capital adequacy regulations or any successor requirements replacing these;

“Tier 1 Securities” means any obligation of the Guarantor or, as the case may be, a Subsidiary or other entity which is, or is capable of being, treated as Tier 1 Capital of the Guarantor on a consolidated or unconsolidated basis.
4.	The Guarantee constitutes a direct, unconditional, unsecured and subordinated obligation of the Guarantor as hereinafter provided, except for such preferences as are provided by any mandatory applicable provision of law.
(a)	If, upon liquidation due to insolvency (Bankenkonkurs; art. 33 et seq. of the Swiss Federal Banking Act) or the voluntary winding-up and liquidation, the Guarantor becomes legally barred from creating and delivering or is unable to create and deliver Shares upon conversion of the Notes, the claims of the

Holders against the Guarantor under this Guarantee for the delivery of Shares shall be converted into a monetary claim against the Guarantor that entitles the Holder to participate in the liquidation proceeds of the Guarantor pro rata in accordance with the number of Shares to which such Holder would have been entitled in accordance with the Maximum Conversion Ratio. Any claims of Holders for Coupon Amounts as well as any or other claims for amounts due and payable shall comprise a claim in the liquidation proceeds of the Guarantor
(b)	Save for such obligations as may be preferred by mandatory provisions of applicable law, the claims of a Holder against the Guarantor under this Guarantee shall be subordinated as follows: (i) monetary claims in lieu of the delivery of Shares shall rank junior to the claims of all creditors of the Guarantor and shall rank pari passu with the rights of the holders of Shares then in issue; and (ii) claims for any Coupon Amount and any Net Present Value Amounts shall rank junior to all Senior Creditors, pari passu with other Parity Instruments, and senior to the holders of Shares and Junior Instruments.
5.	Payments under the Guarantee shall be made in lawful currency of the Confederation of Switzerland. The Guarantor undertakes to pay to the Holders without costs for the Holders, without any restrictions, and whatever the circumstances may be, irrespective of nationality or domicile of the beneficiary of such payments and without requiring any affidavit or the fulfilment of any other formality, any sums due pursuant to the Guarantee in Swiss Francs freely disposable. Any transfer tax, which might possibly be imposed on the transfer of such funds to a Holder shall be borne by the Guarantor.
6.	If any payment obligation of the Guarantor in favour of the Holders has to be converted by law from Swiss Francs into a currency other than Swiss Francs (to obtain a judgment, execution, or for any other reason), the Guarantor undertakes as a separate and independent obligation to indemnify the Holders for any shortfall caused by the fluctuations of the exchange rates applied for such conversions. The rates of exchange to be applied in calculating such shortfall shall be the Guarantor’s spot rates of exchange prevailing between Swiss Francs and the currency other than Swiss Francs on the date on which such conversions are necessary.
7.	The Guarantee shall give rise to a separate and independent cause of action against the Guarantor, shall apply irrespective of any waiver or indulgence granted to the Issuer by any Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order against the Issuer and/or the Guarantor.
8.	Notwithstanding any reference to the Notes herein, the Guarantor acknowledges that this Guarantee is an undertaking pursuant to Art. 111 of the Swiss Federal Code of Obligations (Garantie) and not merely a surety. Its obligations hereunder are of non-accessory nature (nicht-akzessorische Garantie-Verpflichtung), independent of the obligations of the Issuer under the Notes.

9.	The original of this Guarantee shall be deposited with and kept for and on behalf of the Holders by Niederer Kraft & Frey, Attorneys-at-Law, Bahnhofstrasse 13, CH-8001 Zurich.

10.	The Guarantee is governed by Swiss law.

Any dispute regarding the Guarantee which may arise between any Holder and the Guarantor shall be governed by Swiss law and shall fall within the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, the place of jurisdiction being Zurich 1, with the right of appeal to the Swiss Federal Supreme Court, whose decision shall be final. The Guarantor hereby irrevocably submits for any such action or proceeding to the jurisdiction of the aforesaid courts.
11.	Terms and expressions not otherwise defined in the Guarantee shall have the same meaning as defined in the Terms of the Notes.
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13	Notices
All notices to Holders regarding the Notes shall be given in writing by the Issuer to the Holders in accordance with the written instructions given last by any Holder to the Issuer. For the purposes of any matters relating to actions or approvals or agreement of the Majority Holders, the Issuer shall only take account of Holders who have identified themselves to the Issuer pursuant to this Condition 13.
14	Listing
The Notes will not be listed or admitted to trading on any stock exchange or other securities market.
The Issuer will procure that, prior to the commencement of the Conversion Period, the Shares to be issued on conversion will be listed on the SWX, or a recognized stock exchange in Switzerland, or any regulated market in the European Union or any recognized stock exchange in the United States of America, Canada or Japan, on the same segment as the other Shares outstanding at such time.
15	Currency Indemnity
If any payment obligation of the Issuer in favour of the Holders has to be converted by law from Swiss Francs into a currency other than Swiss Francs (to obtain a judgment, execution, or for any other reason), the Issuer undertakes as a separate and independent obligation to indemnify the Holders for any shortfall caused by fluctuations of the exchange rates applied for such conversions. The rates of exchange to be applied in calculating such shortfall shall be UBS AG’s spot rates of exchange prevailing between Swiss Francs and the currency other than Swiss Francs on the date on which such conversions are necessary.
16	Governing Law and Jurisdiction
The Notes, the Terms of the Notes and the Permanent Global Certificate shall in every respect (including without limitation questions of form, content and interpretation) be subject to and governed by Swiss law.
Any dispute which might arise between Holders on the one hand and the Issuer and the Guarantor on the other hand regarding the Notes, the Permanent Global Certificate and/or any individually certificated Notes (if such are printed) and/ or the Guarantee shall be settled in accordance with Swiss law and falls within the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, the place of jurisdiction being Zurich 1, with the right of appeal to the Swiss Federal Supreme Court, whose decision shall be final. The Issuer designates as its representative for the service of judicial documents pursuant to paragraph 30 of the Rules of Civil Procedure of the Canton of Zurich, and elects special domicile pursuant to Article 50 of the Swiss Act of Debt Enforcement and Bankruptcy, the head office of UBS AG in Zurich, Switzerland.
The Holders are also at liberty to enforce their rights and to take legal action before the competent courts of Jersey, or the country of domicile of the New Issuer or any other competent court or authority, in which case Swiss law shall be applicable as provided for in the first paragraph of this Condition 16.
17	Amendment to the Terms of the Notes
The Terms of the Notes may be amended from time to time by agreement between the Issuer, the Guarantor and the Majority Holders.
Notice of any such amendment shall be notified to the Holders in accordance with Condition 13 above.
Any such amendment shall be binding on the Issuer, the Guarantor and the Holders in accordance with its terms.
18	Definitions
In these Terms of the Notes:
(1)	“Additional Amounts” has the meaning given to it in Condition 7;
(2)	“Business Day” means any day (other than Saturday or Sunday) on which banks are open for the whole day for business in Zurich;

(3)	“Capital Distribution” has the meaning given to it in Condition 6 (a) (iii);

(4)	“Change of Control Conversion Period” has the meaning given to it in Condition 3 (d);

(5)	“Common Expert” means an independent investment bank of international repute or a “Big 4” accounting firm (an “Expert”) selected by the Issuer in consultation with the Guarantor and the Majority Holders by mutual agreement. If the Issuer and the Majority Holders do not mutually agree on a Common Expert within seven days from the beginning of the appointment process, each of the Issuer and the Majority Holders shall select an Expert, whereby the Experts thus selected shall together select a third Expert. In case the two selected Experts do not mutually agree on a third Expert within seven days after being appointed, each of them shall select another Expert, whereby a Swiss Notary Public appointed by the Majority Holders will pick one of these two Experts as third Expert by drawing lots. In the case of the appointment of three Experts, references in these Conditions to a Common Expert shall be deemed to refer to these three Experts, deciding by majority decision. Decisions of the Common Expert shall be final and binding on the Issuer, the Guarantor, the Holders and the Paying and Conversion Agent. The fees and costs of the Common Expert shall be divided equally among the Issuer and the Holders.

(6)	“Conversion Date” means either (w) the date on which a Conversion Notice is deemed to have been presented by a Holder in accordance with Condition 3 (e) (i), or (x) in the case of early conversion by the Issuer pursuant to Condition 3 (b), the date specified by the Issuer in its notice of early conversion pursuant to Condition 3 (b), (y) in the case of Condition 9, the Trading Day following service of notice by the relevant Holder to the Issuer or (z) in the case of conversion on the Maturity Date pursuant to Condition 3 (a), the Maturity Date;

(7)	“Conversion Notice” has the meaning given to it in Condition 3 (e) (i);

(8)	“Conversion Period” means the period commencing on 6 September 2008 and ending on the twentieth (20th) Trading Day prior to the Maturity Date, or, in case of early conversion of the Notes pursuant to Condition 3 (b), ending on the fifth (5th) Trading Day prior to the date fixed for early conversion or, in the case of early conversion of the Notes pursuant to Condition 3 (d), the Change of Control Conversion Period;

(9)	“Conversion Price” means the Maximum Conversion Price and the Minimum Conversion Price;

(10)	“Conversion Ratio” means the number of Shares to be delivered upon conversion of one Note as determined pursuant to Condition 3;

(11)	“Coupon Amount” has the meaning given to it in Condition 2 (a);

(12)	“Coupon Payment Date” means each of 5 March 2009 and 5 March 2010;

(13)	“Distributable Profits” means, for any financial year of UBS AG, profit that may be distributed in accordance with Swiss law and regulation then applicable. Currently, for any financial year of UBS AG, distributable profits are equal to profit brought forward, plus profit for the period, minus appropriation to general statutory reserve, plus other reserves, each as shown in the audited unconsolidated balance sheet and statement of appropriation of retained earnings of the Issuer and as determined in accordance with accounting standards applicable under Swiss law. The “appropriation to general statutory reserve” is under current law equal to up to 5 per cent. of annual profit to the extent the general reserves of UBS AG do not equal 20 per cent of the paid-in share capital plus 10 per cent. of the amount distributed as a dividend from profit for the period in excess of 5 per cent. of the par value of UBS AG common shares;

(14)	“Dividend” means any dividend or distribution to shareholders of UBS AG (including a spin-off) whether of cash, assets, Shares or other property, and however described and where a dividend in cash is announced which is to be, or at the election of a shareholder or shareholders of UBS AG may be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalization of profits or reserves is announced which is to be, or at the election of a shareholder or shareholders of UBS AG may be, satisfied by the payment of cash, then the dividend in question shall be treated as a dividend in cash of the greater of (i) such cash amount and (ii) if a distribution of Shares, the average of the daily VWAP in respect of the Shares on each of the five consecutive Trading Days ending on the Trading Day immediately preceding the date of announcement of the relevant dividend or, if a distribution of other property or assets, the Fair Market Value of such other property or assets (as at the date of the first public announcement of such dividend or capitalization (as the case may be) or if later, as at the date on which the number of Shares, or such other amount of property or assets, as the case may be, which may be issued or transferred and delivered is determined.

(15)	“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by the Issuer in consultation with the Guarantor provided that (i) the Fair Market Value of a Dividend in cash or a Dividend that is treated as a Dividend in cash shall be the amount of such Dividend and (ii) the Fair Market Value of any other cash amount shall be the amount of such cash.

(16)	“Guarantee” means the guarantee issued by UBS AG pursuant to Condition 12.

(17)	“Holder” means a holder of a co-ownership interest in accordance with Condition 1 (b) holder of individually certificated Notes;

(18)	“Interest Period” means the period beginning on (but excluding) the Payment Date and ending on (and including) the first Coupon Payment Date and the next period beginning on (but excluding) the first Coupon Payment Date and ending on (and including) the Maturity Date;

(19)	“Issue Price” means 100 per cent. of the principal amount of a Note;

(20)	“Junior Instruments” means (i) ordinary shares of UBS AG, (ii) participation certificates of UBS AG, if any and (iii) any class of preference shares, or any preferred securities or similar securities (that rank pari passu with preference shares), directly issued by UBS AG and treated as paid-in capital, pursuant to Swiss banking laws and regulations;

(21)	“Majority Holders” means at any time the Holders of a majority of the principal amount of Notes outstanding at such time who have identified themselves to the Issuer in accordance with Condition 13.

(22)	“Maturity Conversion Ratio” has the meaning given to it in Condition 3 (a);

(23)	“Maturity Date” means 5 March 2010;

(24)	“Maximum Conversion Price” means CHF 60.23, subject to adjustment as provided for herein, in which case “Maximum Conversion Price” shall mean the adjusted Maximum Conversion Price at any given time;

(25)	“Maximum Conversion Ratio” has the meaning given to it in Condition 3 (a);

(26)	“Minimum Conversion Price” means 51.48, subject to adjustment as provided for herein, in which case “Minimum Conversion Price” shall mean the adjusted Minimum Conversion Price at any given time;

(27)	“Minimum Conversion Ratio” has the meaning given to it in Condition 3 (a);

(28)	“Net Present Value Amounts” means, in respect of a Note, an amount in CHF (rounded, if necessary, to the nearest CHF 0.01, with CHF 0.005 being rounded down) calculated by the Issuer in consultation with the Guarantor on or about the third Business Day before the relevant Conversion Date, equal to the aggregate amount of all Coupon Amounts relating to such Note (excluding accrued and unpaid Coupon Amounts to but excluding the Conversion Date) in respect of Coupon Payment Dates falling after the relevant Conversion Date and up to and including the Maturity Date, discounted, in each case, from the relevant Coupon Payment

Date to the relevant Conversion Date by reference to appropriate CHF inter-bank offered rates and swap rates quoted by UBS AG for the same or similar periods;
(29)	“Other Securities” means equity securities of the Guarantor other than the Shares;

(30)	“Parity Instruments” means any securities, obligations and other instruments which are (i) directly issued by UBS AG (excluding Junior Instruments), or (ii) issued by any subsidiaries of UBS AG (and entitled to the benefit of a guarantee or support agreement or similar undertaking of UBS AG that ranks equally with the guarantees issued by UBS AG in relation to Tier 1 Securities), and in each case qualify as Tier 1 Capital of the Issuer (without regards to quantitative limits), pursuant to Swiss banking laws and regulations;

(31)	“Payment Date” means 5 March 2008;

(32)	“Paying and Conversion Agent” means UBS AG in its function as payment and conversion agent for the Notes acting on behalf of the Issuer;

(33)	“Permanent Global Certificate” means the permanent global certificate in bearer form, representing the Notes;

(34)	“Reference Share Price” means CHF 51.48 (adjusted pro rata for any adjustments to the Conversion Price made herein);

(35)	“Relevant Exchange” means (i) in the case of Shares, SWX Europe or any successor thereof or, if the Shares are no longer admitted to trading on SWX Europe, the principal stock exchange or securities market on which the Shares are traded, and (ii) in the case of Other Securities, the principal stock exchange or securities market on which the Other Securities are traded;

(36)	“Senior Creditors” means (i) unsubordinated creditors of UBS AG, (ii) creditors of UBS AG whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up of UBS AG or otherwise), by operation of law or pursuant to their terms, to the claims of unsubordinated creditors of UBS AG but not further or otherwise and (iii) other subordinated creditors of UBS AG (whether as aforesaid or otherwise) except those whose claims, by operation of law or pursuant to their terms, rank or are expressed to rank pari passu with or junior to the claims for Coupon Amounts;

(37)	“Shares” means fully paid registered shares of currently CHF 0.10 nominal value each of UBS AG;

(38)	“SIS” means SIS SegaInterSettle AG;

(39)	“Solvency Condition” means, at any relevant time, UBS AG is solvent by virtue of (i) its Assets exceeding its Liabilities (other than its Liabilities to persons who are not creditors) and (ii) UBS AG being able to pay its debts as they fall due; for the purposes of this definition “Assets” means the total assets of UBS AG, on an unconsolidated basis, as shown in the latest published audited balance sheet of UBS AG, and “Liabilities” means the total liabilities of UBS AG, on an unconsolidated basis, excluding shareholders’ equity, as shown in the latest published audited balance sheet of UBS AG;

(40)	“Specified Office” means the offices of UBS AG, acting as Paying and Conversion Agent, at the following address: UBS AG, Global Treasury, CH-8098 Zurich, fax no +41 44 239 50 09, and copy to fax no +41 44 23463 63;

(41)	“Subsidiary” means, in respect of UBS AG at any particular time, any other person;
(a)	Control: whose affairs and policies UBS AG controls or has the power to control (directly or indirectly), whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of that person or otherwise; or
(b)	Consolidation: whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of UBS AG.
(42)	“Swiss Federal Stamp Duty” means any stamp tax or stamp duty in accordance with the Swiss Federal Stamp Tax Act (Bundesgesetz über die Stempelabgaben) of 27 June 1973 and the Swiss Federal Stamp Tax Ordinance (Verordnung über die Stempelabgaben) of 3 December 1973, as amended from time to time.
(43)	“SWX” means the SWX Swiss Exchange or any successor to the SWX Swiss Exchange;
(44)	“Tier 1 Capital” means Core Capital which has the meaning ascribed to it under Swiss banking laws and the Swiss Federal Banking Commission’s regulatory capital adequacy regulations or any successor requirements replacing these;
(45)	“Tier 1 Securities” means any obligation of UBS AG or, as the case may be, a Subsidiary or other entity which is, or is capable of being, treated as Tier 1 Capital of UBS AG on a consolidated or unconsolidated basis;
(46)	“Trading Day” means any day (other than a Saturday or Sunday) on which the Relevant Exchange is open for business and Shares may be dealt in;

(47)	"Volume-Weighted Average Price” or “VWAP” means, in respect of any time period, the volume-weighted average price of one Share on the Relevant Exchange for the relevant time period, calculated by UBS AG from the Bloomberg L.P. (“Bloomberg”) page “VAP” (or such other page as may replace such page on Bloomberg or, in the event such page is not available, such other service or services as may be used by UBS AG for the purpose of calculating the VWAP).

Annex A to the Terms of the Notes
Form of Conversion Notice

CONVERSION NOTICE

To:	UBS AG
Global Treasury
CH-8098 Zurich
Fax: +41 44 23950 09

copy to Group Legal
Fax: +41 44 234 63 63

(the “Conversion Agent”)

as Agent of

UBS Convertible Securities (Jersey) Ltd. (the “Issuer”); and
UBS AG (the “Guarantor”)

From:	[Investor]
(the “Investor”)
Referring to the terms and conditions of the CHF 13,000,000,000 9 per cent Mandatory Convertible Notes due 2010 issued by UBS Convertible Securities (Jersey) Ltd. and unconditionally and irrevocably guaranteed on a subordinated basis by UBS AG, and to article 4a para. 3 of the articles of incorporation of UBS AG the Investor
1	herewith exercises its Conversion Rights pursuant to Condition [3(c) “Voluntary Conversion at the Option of the Holders” | 3(d) “Early Conversion at the Option of the Holders upon a Change of Control | 9 “Accelerated Conversion"] in respect of ___[number] Notes with an aggregate principal amount of CHF ___;

2	requests that, in accordance with the Terms of the Notes, the Conversion Agent accepts this Conversion Notice and procures the delivery of ___Shares (being the number of shares calculated by dividing the aggregate principal amount of all Notes converted hereby by the Minimum Conversion Price);

3	requests to have the Shares pursuant to para. 2 above delivered to ___ [specify details];

4	in case of Condition [3(d) “Early Conversion at the Option of the Holders upon a Change of Control | 9 “Accelerated Conversion"] requests to have amount in CHF equal to accrued and unpaid Coupon Amounts to but excluding the Conversion Date plus the Net Present Value Amounts, multiplied by the number of Notes converted hereby, transferred to the following account ___.

5	Terms used herein in uppercase but not defined herein shall have the meaning ascribed to them in the Terms of the Notes.
Investor